Exhibit 3.4

RITHM PROPERTY TRUST INC.

ARTICLES SUPPLEMENTARY

9.875% SERIES C FIXED-TO-FLOATING RATE CUMULATIVE REDEEMABLE PREFERRED STOCK

RITHM PROPERTY TRUST INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:	Under a power contained in Article V of the Articles of Amendment and Restatement of the Corporation filed with the Department on June 30, 2014 (as amended and supplemented to date and as may be amended and supplemented from time to time, the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, classified and designated 2,300,000 shares of authorized but unissued preferred stock, par value $0.01 per share (the “Preferred Stock”), as shares of 9.875% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of the Charter, with any necessary or appropriate re-numbering or re-lettering of the sections or subsections of these Articles Supplementary:

1.	Designation and Number. A series of Preferred Stock, designated the “9.875% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock” (the “Series C Preferred Stock”), is hereby established. The initial number of authorized shares of Series C Preferred Stock shall be 2,300,000.

2.	Rank. The Series C Preferred Stock will, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, rank: (a) senior to all classes or series of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), and all classes or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding expressly designated as ranking junior to the Series C Preferred Stock as to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation; (b) on parity with any class or series of capital stock of the Corporation expressly designated as ranking on parity with the Series C Preferred Stock as to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and (c) junior to any class or series of capital stock of the Corporation expressly designated as ranking senior to the Series C Preferred Stock as to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation. The term “capital stock” does not include convertible or exchangeable debt securities, which will rank senior to the Series C Preferred Stock prior to conversion or exchange. The Series C Preferred Stock will also rank junior in right of payment to the Corporation’s existing and future debt obligations.

3.	Dividends.

(a)	Subject to the preferential rights of the holders of any class or series of the Corporation’s capital stock ranking senior to the Series C Preferred Stock with respect to distribution rights, holders of shares of the Series C Preferred Stock are entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation out of funds legally available for the payment of dividends, cumulative cash dividends (i) from, and including, the date of original issue to, but excluding, May 15, 2030 (the “Fixed Rate Period”), at the fixed rate of 9.875% per annum of the $25.00 liquidation preference per share (equivalent to an annual rate of $2.46875 per share), and (ii) thereafter (the “Floating Rate Period”), at a floating rate per annum equal to the Benchmark rate (which is expected to be the Three-Month Term SOFR) plus a spread of 5.56% per annum of the $25.00 liquidation preference per share. Notwithstanding the foregoing, if the Benchmark rate is less than zero, the Benchmark rate will be deemed to be zero.

Dividends on the Series C Preferred Stock will accrue and be cumulative from, and including, the date of original issue and will be payable to holders quarterly in arrears on or about 15th day of February, May, August and November (each such date, a “Dividend Payment Date”) of each year. If any Dividend Payment Date is a day that is not a Business Day (as defined below), then declared dividends with respect to that Dividend Payment Date will instead be paid on the immediately succeeding Business Day, without interest or other payment in respect of such delayed payment. The Corporation will pay cash dividends to the holders of record of Series C Preferred Stock as such holders appear on the Corporation’s share register on the applicable record date, which for any Dividend Payment Date shall be the first day of the calendar month, whether or not a Business Day, in which the applicable Dividend Payment Date falls. The term “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

For the purpose of calculating the dividends on the Series C Preferred Stock for each Floating Rate Dividend Period during the Floating Rate Period when the Benchmark is Three-Month Term SOFR, “Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any Floating Rate Dividend Period, as determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions. All percentages used in or resulting from any calculation of Three-Month Term SOFR will be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%. The term “Floating Rate Dividend Period” shall mean the period from and including the immediately preceding Floating Rate Period Dividend Payment Date to, but excluding, the applicable Floating Rate Period Dividend Payment Date (except that the first Floating Rate Dividend Period will commence on May 15, 2030).

The following definitions apply to the foregoing definition of Three-Month Term SOFR:

“Benchmark” means, initially, Three-Month Term SOFR; provided that, if the Calculation Agent determines on or prior to the Reference Time for any Floating Rate Dividend Period that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement for such Floating Rate Dividend Period and any subsequent Floating Rate Dividend Periods.

“Corresponding Tenor” means (i) with respect to Term SOFR, three months, and (ii) with respect to a Benchmark Replacement, a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“FRBNY’s Website” means the website of the FRBNY at http://www.newyorkfed.org, or any successor source.

“Reference Time” with respect to any determination of the Benchmark means (i) if the Benchmark is Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions, and (ii) if the Benchmark is not Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve and/or the FRBNY or any successor thereto.

“SOFR” means the secured overnight financing rate published by the FRBNY, as the administrator of SOFR (or any successor administrator), on the FRBNY’s Website.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR as published by the Term SOFR Administrator.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Three-Month Term SOFR selected by the Calculation Agent in its reasonable discretion).

“Three-Month Term SOFR Conventions” means any determination, decision, or election with respect to any technical, administrative, or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “Floating Rate Dividend Period,” timing and frequency of determining Three-Month Term SOFR with respect to each Floating Rate Dividend Period and making dividend payments, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent determines may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the Calculation Agent determines that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the Calculation Agent determines is reasonably necessary).

The terms “Benchmark Replacement Conforming Changes,” “Benchmark Replacement Date,” “Benchmark Replacement,” “Benchmark Replacement Adjustment,” and “Benchmark Transition Event” have the meanings set forth Section 9 of these Articles Supplementary.

Notwithstanding the foregoing paragraphs related to the determination of the dividend rate, if the Calculation Agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then Benchmark transition provisions in Section 9 of these Articles Supplementary which are referred to as the “Benchmark Transition Provisions,” will thereafter apply to all determinations of the Benchmark used to calculate the dividend rate on the Series C Preferred Stock for each Floating Rate Dividend Period. In accordance with the Benchmark Transition Provisions, if the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any Floating Rate Dividend Period during the Floating Rate Period, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Series C Preferred Stock during such Floating Rate Dividend Period and the remainder of the Floating Rate Period.

Absent manifest error, the Calculation Agent’s determination of the dividend rate for a Floating Rate Dividend Period for the Series C Preferred Stock will be binding and conclusive on the holders of shares of Series C Preferred Stock, the Corporation (if the Corporation is not also the Calculation Agent) and the transfer agent. The transfer agent will have no duty to confirm or verify any such calculation. By its acquisition of the Series C Preferred Stock, each holder of Series C Preferred Stock (including, for the avoidance of doubt, each beneficial owner) will acknowledge, accept, consent to and agree to be bound by the Corporation’s and the Calculation Agent’s determination of the dividend rate for each Floating Rate Dividend Period, including the Corporation’s and the Calculation Agent’s determination of any Benchmark Replacement Conforming Changes, Benchmark Replacement Date, Benchmark Replacement, Benchmark Replacement Adjustment, and Benchmark Transition Event, including as may occur without any prior notice from the Corporation or the Calculation Agent and without the need for the Corporation or the Calculation Agent to obtain any further consent from any holder. The Calculation Agent’s determination of any dividend rate, and its calculation of dividend payments, for any Floating Rate Dividend Period, will be maintained on file at the Calculation Agent’s principal offices and will be made available to any holder of the Series C Preferred Stock upon request and will be provided to the transfer agent.

If the then-current Benchmark is Three-Month Term SOFR, the Calculation Agent (which may be the Corporation) will have the right to establish the Three-Month Term SOFR Conventions, and if any of the foregoing provisions concerning the calculation of the dividend rate and dividend payments during the Floating Rate Period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the Calculation Agent, then the relevant Three-Month Term SOFR Conventions will apply. Furthermore, if the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR at any time when the Series C Preferred Stock is outstanding, then the foregoing provisions concerning the calculation of the dividend rate and dividend payments during the Floating Rate Period will be modified in accordance with the Benchmark Transition Provisions.

The amount of any dividend payable on the Series C Preferred Stock for any period greater or less than a full Dividend Period will be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. A “Dividend Period” means the period from, and including, each Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date, except for the initial dividend period, which will be the period from, and including, March 4, 2025 to, but excluding, May 15, 2025. Dividends will be payable to holders of record as such holders appear in the Corporation’s stock records at the close of business on the applicable record date, which is the first day of the calendar month, whether or not a Business Day, in which the applicable Dividend Payment Date falls.

(b)	Notwithstanding anything contained in these Articles Supplementary to the contrary, dividends on the Series C Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are authorized or declared.

(c)	Except as provided in Section 3(d) of these Articles Supplementary, no dividends shall be declared and paid or declared and set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, any shares of Common Stock or shares of any other class or series of capital stock of the Corporation ranking, as to distributions, on parity with or junior to the Series C Preferred Stock (other than a dividend paid in shares of Common Stock or in shares of any other class or series of capital stock ranking junior to the Series C Preferred Stock as to payment of distributions and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up) for any period, nor shall any shares of Common Stock or any other shares of any other class or series of capital stock of the Corporation ranking, as to payment of distributions and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, on parity with or junior to the Series C Preferred Stock be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds be paid or made available for a sinking fund for the redemption of such shares, and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Corporation (except by conversion into or in exchange for other shares of any class or series of capital stock of the Corporation ranking junior to the Series C Preferred Stock as to payment of distributions and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, and except for the redemption, purchase or other acquisition of (i) shares of Series C Preferred Stock, (ii) preferred stock ranking on parity with the Series C Preferred Stock as to payment of distributions upon liquidation dissolution or winding up, or (iii) capital stock or shares of Common Stock or other equity securities ranking junior to the Series C Preferred Stock made pursuant to the provisions of Article VI of the Charter to preserve the Corporation’s REIT status), unless full cumulative dividends on the Series C Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(d)	When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series C Preferred Stock and on the shares of any other class or series of capital stock ranking, as to distributions, on parity with the Series C Preferred Stock, all dividends declared upon the Series C Preferred Stock and each such other class or series of capital stock ranking, as to distributions, on parity with the Series C Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series C Preferred Stock and such other class or series of capital stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series C Preferred Stock and such other class or series of capital stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior Dividend Periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Stock which may be in arrears.

(e)	Holders of shares of Series C Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Series C Preferred Stock as provided in these Articles Supplementary. Any dividend payment made on the Series C Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remain payable. Accrued but unpaid dividends on the Series C Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

(f)	If after March 4, 2025, the Corporation issues additional shares of Series C Preferred Stock, dividends on those additional shares will accrue from the most recent Dividend Payment Date (except for additional shares of Series C Preferred Stock issued after March 4, 2025 but prior to the record date for the initial dividend period, which will be the period from, and including, March 4, 2025 to, but excluding, May 15, 2025), unless issued after the corresponding record date in which case dividends will accrue with the commencement of the next succeeding Dividend Period, at the then-applicable dividend rate.

4.	Liquidation Preference.

(a)	Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of capital stock of the Corporation ranking, as to rights upon a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, junior to the Series C Preferred Stock, the holders of shares of Series C Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after payment of or provision for the debts and other liabilities of the Corporation and, subject to compliance with Section 7(f)(i) of these Articles Supplementary, any class or series of capital stock of the Corporation ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, senior to the Series C Preferred Stock, a liquidation preference of $25.00 per share of the Series C Preferred Stock, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) up to, but excluding, the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series C Preferred Stock and the corresponding amounts payable on all shares of each other class or series of capital stock of the Corporation ranking, as to rights upon the Corporation’s liquidation, dissolution or winding up, on parity with the Series C Preferred Stock in the distribution of assets, then the holders of shares of the Series C Preferred Stock and each such other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series C Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not fewer than 30 days or more than 60 days prior to the payment date stated therein, to each record holder of shares of Series C Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of the Series C Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or other entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(b)	In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of capital stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series C Preferred Stock shall not be added to the Corporation’s total liabilities.

5.	Redemption.

(a)	Shares of Series C Preferred Stock shall not be redeemable prior to May 15, 2030 except as set forth in Section 6 of these Articles Supplementary or to preserve the status of the Corporation as a REIT (as defined in Article IV of the Charter) for United States federal income tax purposes. In addition, the Series C Preferred Stock shall be subject to the provisions of Article VI of the Charter pursuant to which Series C Preferred Stock owned by a stockholder in excess of the Aggregate Stock Ownership Limit (as defined in Article VI of the Charter) shall automatically be transferred to a Trust (as defined in Article VI of the Charter) for the exclusive benefit of a Charitable Beneficiary (as defined in Article VI of the Charter).

(b)	On and after May 15, 2030, the Corporation, at its option, upon not fewer than 30 days nor more than 60 days’ written notice, may redeem the Series C Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accrued and unpaid dividends (whether or not authorized or declared) thereon up to, but excluding, the date fixed for redemption, without interest, to the extent the Corporation has funds legally available therefor (the “Redemption Right”). If fewer than all of the outstanding shares of Series C Preferred Stock are to be redeemed (in the case of a redemption of the Series C Preferred Stock other than to preserve the status of the Corporation as a REIT), the shares of Series C Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot as determined by the Corporation. If redemption is to be by lot and, as a result, any holder of shares of Series C Preferred Stock, other than a holder of Series C Preferred Stock that has received an exemption from the ownership limit, would have actual ownership, Beneficial Ownership or Constructive Ownership (each as defined in Article VI of the Charter) in excess of the Aggregate Stock Ownership Limit or such other limit as permitted by the Board of Directors or a committee thereof pursuant to Section 6.2.7 of the Charter, because such holder’s shares of Series C Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Charter, the Corporation shall redeem the requisite number of shares of Series C Preferred Stock of such holder such that no holder will hold an amount of Series C Preferred Stock in excess of the applicable ownership limit, subsequent to such redemption. Holders of shares of the Series C Preferred Stock to be redeemed must surrender such shares of the Series C Preferred Stock at the place, or in accordance with the book-entry procedures, designated in such notice and shall be entitled to the redemption price of $25.00 per share and any accrued and unpaid dividends payable upon such redemption following such surrender. If (i) notice of redemption of any shares of Series C Preferred Stock has been given (in the case of a redemption of the Series C Preferred Stock other than to preserve the status of the Corporation as a REIT), (ii) the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series C Preferred Stock so called for redemption, and (iii) irrevocable instructions have been given to pay the redemption price and any accrued and unpaid dividends, then from and after the redemption date, dividends shall cease to accrue on such shares of Series C Preferred Stock, such shares of Series C Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares shall terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest. So long as full cumulative dividends on the Series C Preferred Stock and any class or series of Parity Preferred (as defined below) for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, nothing in these Articles Supplementary shall prevent or restrict the Corporation’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series C Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law, including the repurchase of shares of Series C Preferred Stock in open-market transactions and individual purchases at such prices as we negotiate, in each case as duly authorized by the Board of Directors.

(c)	In the event of any redemption of the Series C Preferred Stock in order to preserve the status of the Corporation as a REIT for United States federal income tax purposes, such redemption shall be made in accordance with the terms and conditions set forth in this Section 5 of these Articles Supplementary. If the Corporation calls for redemption of any shares of Series C Preferred Stock pursuant to and in accordance with this Section 5(c), then the redemption price for such shares will be an amount in cash equal to $25.00 per share together with any accrued and unpaid dividends up to, but excluding, the dated fixed for redemption.

(d)	Unless full cumulative dividends on the Series C Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, no shares of Series C Preferred Stock shall be redeemed pursuant to the Redemption Right or Special Optional Redemption Right (defined below) unless all outstanding shares of Series C Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series C Preferred Stock or any class or series of capital stock of the Corporation ranking, as to payment of distributions and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, on parity with or junior to the Series C Preferred Stock (except by conversion into or in exchange for shares of capital stock of the Corporation ranking, as to payment of distributions and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, junior to the Series C Preferred Stock); provided, however, that the foregoing shall not prevent the purchase of Series C Preferred Stock, or any other class or series of capital stock of the Corporation ranking, as to payment of distributions and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, on parity with or junior to the Series C Preferred Stock, by the Corporation in accordance with the terms of Sections 5(c) and 12 of these Articles Supplementary or otherwise, in order to ensure that the Corporation remains qualified as a REIT for United States federal income tax purposes, or the purchase or acquisition of Series C Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series C Preferred Stock.

(e)	Notice of redemption pursuant to the Redemption Right will be mailed by the Corporation, postage prepaid, not fewer than 30 days nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series C Preferred Stock to be redeemed at their respective addresses as they appear on the transfer records of the Corporation. No failure to give, nor defect in, such notice, nor in the mailing thereof, shall affect the validity of the proceedings for the redemption of any shares of Series C Preferred Stock except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series C Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series C Preferred Stock to be redeemed; (iv) the place or places where the certificates, if any, representing shares of Series C Preferred Stock are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated shares of Series C Preferred Stock for payment of the redemption price; (vi) that dividends on the shares of Series C Preferred Stock to be redeemed will cease to accumulate on such redemption date; and (vii) that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series C Preferred Stock. If fewer than all of the shares of Series C Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series C Preferred Stock held by such holder to be redeemed. Notwithstanding anything else to the contrary in these Articles Supplementary, the Corporation shall not be required to provide notice to a holder of shares of Series C Preferred Stock in the event such holder’s shares of Series C Preferred Stock are redeemed in accordance with Sections 5(c) and 12 of these Articles Supplementary to preserve the Corporation’s status as a REIT.

(f)	If a redemption date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of shares of Series C Preferred Stock at the close of business of such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date. Except as provided in these Articles Supplementary, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series C Preferred Stock for which a notice of redemption has been given.

(g)	All shares of the Series C Preferred Stock redeemed or repurchased pursuant to this Section 5, or otherwise acquired in any other manner by the Corporation, shall be retired and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class.

(h)	The Series C Preferred Stock shall have no stated maturity and shall not be subject to any sinking fund or mandatory redemption; provided, however, that the shares of Series C Preferred Stock owned by a stockholder in excess of the applicable ownership limit shall be subject to the provisions of this Section 5 and Article VI of the Charter.

6.	Special Optional Redemption by the Corporation.

(a)	Upon the occurrence of a Change of Control (as defined below), the Corporation will have the option upon written notice mailed by the Corporation, postage pre-paid, no fewer than 30 days nor more than 60 days prior to the redemption date and addressed to the holders of record of shares of the Series C Preferred Stock to be redeemed at their respective addresses as they appear on the share transfer records of the Corporation, to redeem shares of the Series C Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash at $25.00 per share plus any accrued and unpaid dividends up to, but excluding, the redemption date (“Special Optional Redemption Right”). No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series C Preferred Stock except as to the holder to whom notice was defective or not given. If, prior to the Change of Control Conversion Date (as defined below), the Corporation has provided or provides notice of redemption with respect to the Series C Preferred Stock (whether pursuant to the Redemption Right or the Special Optional Redemption Right), the holders of shares of Series C Preferred Stock will not have the conversion right described below in Section 8 of these Articles Supplementary.

A “Change of Control” is when, after the original issuance of the Series C Preferred Stock, the following have occurred and are continuing:

(i)	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of the Corporation’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii)	following the closing of any transaction referred to in (i) above, neither the Corporation nor the acquiring or surviving entity has a class of common securities listed on the New York Stock Exchange (the “NYSE”) or the Nasdaq Stock Market (“Nasdaq”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE or Nasdaq.

(b)	In addition to any information required by law or by the applicable rules of any exchange upon which the Series C Preferred Stock may be listed or admitted to trading, the notice referred to in Section 6(a) of these Articles Supplementary shall state: (A) the redemption date; (B) the redemption price; (C) the number of shares of Series C Preferred Stock to be redeemed; (D) the place or places where the certificates, if any, representing shares of Series C Preferred Stock are to be surrendered for payment of the redemption price; (E) procedures for surrendering noncertificated shares of Series C Preferred Stock for payment of the redemption price; (F) that dividends on the shares of Series C Preferred Stock to be redeemed will cease to accumulate on the redemption date; (G) that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series C Preferred Stock; (H) that the shares of Series C Preferred Stock are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and (I) that the holders of the shares of Series C Preferred Stock to which the notice relates will not be able to tender such shares for conversion in connection with the Change of Control and each share of Series C Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date. If fewer than all of the shares of Series C Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series C Preferred Stock held by such holder to be redeemed.

If fewer than all of the outstanding shares of Series C Preferred Stock are to be redeemed pursuant to the Special Optional Redemption Right, the shares of Series C Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot as determined by the Corporation. If such redemption pursuant to the Special Optional Redemption Right is to be by lot and, as a result, any holder of shares of Series C Preferred Stock would have actual ownership, Beneficial Ownership or Constructive Ownership (each as defined in Article VI of the Charter) in excess of the Aggregate Stock Ownership Limit (as defined in Article VI of the Charter) or such other limit as permitted by the Board of Directors or a committee thereof pursuant to Section 6.2.7 of the Charter, because such holder’s shares of Series C Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Charter, the Corporation shall redeem the requisite number of shares of Series C Preferred Stock of such holder such that no holder will hold an amount of Series C Preferred Stock in excess of the applicable ownership limit, subsequent to such redemption.

(c)	If the Corporation has given a notice of redemption pursuant to the Special Optional Redemption Right and has set aside sufficient funds for the redemption in trust for the benefit of the holders of the Series C Preferred Stock called for redemption, then from and after the redemption date, those shares of Series C Preferred Stock will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series C Preferred Stock will terminate. The holders of those shares of Series C Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends up to, but excluding, the redemption date, without interest. So long as full cumulative dividends on the Series C Preferred Stock and any class or series of Parity Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, nothing in these Articles Supplementary shall prevent or restrict the Corporation’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series C Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law, including the repurchase of shares of Series C Preferred Stock in open-market transactions duly authorized by the Board of Directors.

(d)	The holders of shares of Series C Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to the Series C Preferred Stock on the corresponding Dividend Payment Date notwithstanding the redemption of the Series C Preferred Stock pursuant to the Special Optional Redemption Right between such Dividend Record Date and the corresponding Dividend Payment Date or the Corporation’s default in the payment of the dividend due. Except as provided in these Articles Supplementary, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series C Preferred Stock for which a notice of redemption pursuant to the Special Optional Redemption Right has been given.

(e)	All shares of the Series C Preferred Stock redeemed or repurchased pursuant to this Section 6, or otherwise acquired in any other manner by the Corporation, shall be retired and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class.

7.	Voting Rights.

(a)	Holders of shares of the Series C Preferred Stock shall not have any voting rights, except as set forth in this Section 7.

(b)	Whenever dividends on any shares of Series C Preferred Stock shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a “Preferred Dividend Default”), the holders of such shares of Series C Preferred Stock (voting separately as a class together with the holders of all other classes or series of preferred stock of the Corporation ranking on parity with the Series C Preferred Stock with respect to payment of distributions and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable (“Parity Preferred”)) shall be entitled to vote for the election of a total of two additional directors of the Corporation (the “Preferred Directors”) until all dividends accumulated on such Series C Preferred Stock and Parity Preferred for the past Dividend Periods that have ended shall have been fully paid. In such case, the number of directors serving on the Board of Directors will be increased by two.

(c)	The Preferred Directors will be elected by a plurality of the votes cast in the election for a one-year term and each Preferred Director will serve until his or her successor is duly elected and qualifies or until such Preferred Director’s right to hold the office terminates, whichever occurs earlier, subject to such Preferred Director’s earlier death, disqualification, resignation or removal. The election will take place at (i) either (A) a special meeting called in accordance with Section 7(d) of these Articles Supplementary if the request is received more than 90 days before the date fixed for the Corporation’s next annual or special meeting of stockholders or (B) the next annual or special meeting of stockholders of the Corporation if the request is received within 90 days before the date fixed for the Corporation’s next annual or special meeting of stockholders, and (ii) at each subsequent annual meeting of stockholders, or special meeting held in place thereof, until all such dividends in arrears on the Series C Preferred Stock and each such class or series of outstanding Parity Preferred have been paid in full. A dividend payment in respect of Series C Preferred Stock shall be considered timely made if made within two Business Days after the applicable Dividend Payment Date if at the time of such late payment date there shall not be any prior quarterly Dividend Periods in respect of which full dividends were not timely paid at the applicable Dividend Payment Date.

(d)	At any time when such voting rights shall have vested, a proper officer of the Corporation shall call or cause to be called, upon written request of holders of record of at least 33% of the outstanding shares of Series C Preferred Stock and Parity Preferred, a special meeting of the holders of Series C Preferred Stock and each class or series of Parity Preferred by mailing or causing to be mailed to such holders a notice of such special meeting to be held not fewer than ten nor more than 45 days after the date such notice is given. The record date for determining holders of shares of the Series C Preferred Stock and Parity Preferred entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. At any such annual or special meeting, all of the holders of shares of the Series C Preferred Stock and Parity Preferred, by plurality vote, voting together as a single class without regard to class or series will be entitled to elect two directors on the basis of one vote per $25.00 of liquidation preference to which such Series C Preferred Stock and Parity Preferred are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. The holder or holders of shares of one-third of the Series C Preferred Stock and Parity Preferred voting as a single class then outstanding, present in person or by proxy, will constitute a quorum for the election of the Preferred Directors except as otherwise provided by law. Notice of all meetings at which holders of shares of the Series C Preferred Stock and the Parity Preferred shall be entitled to vote will be given to such holders at their addresses as they appear in the transfer records of the Corporation. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, a majority of the holders of shares of the Series C Preferred Stock and the Parity Preferred voting as a single class present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Directors, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Dividend Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Corporation shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of shares of the Series C Preferred Stock that would have been entitled to vote at such special meeting.

(e)	If and when all accumulated dividends shall have been paid in full on such Series C Preferred Stock and all classes or series of Parity Preferred for the past Dividend Periods that have ended, the right of the holders of shares of the Series C Preferred Stock and the Parity Preferred to elect such additional two directors shall immediately cease (subject to revesting in the event of each and every Preferred Dividend Default), and the term of office of each Preferred Director so elected shall terminate and the number of directors serving on the Board of Directors shall be reduced accordingly. Any Preferred Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series C Preferred Stock and the Parity Preferred entitled to vote thereon when they have the voting rights set forth in Section 7(b) of these Articles Supplementary (voting as a single class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series C Preferred Stock when they have the voting rights described above (voting as a single class with all other classes or series of Parity Preferred). Each of the Preferred Directors shall be entitled to one vote on any matter before the Board of Directors.

(f)	So long as any shares of Series C Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock and each other class or series of Parity Preferred outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a single class) will be required to: (i) authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of capital stock ranking senior to the Series C Preferred Stock with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Corporation (collectively, “Senior Capital Stock”) or reclassify any authorized shares of capital stock of the Corporation into such Senior Capital Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such Senior Capital Stock; or (ii) amend, alter or repeal the provisions of the Charter, including the terms of the Series C Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of the Corporation’s assets or otherwise (an “Event”), so as to materially and adversely affect the rights, preferences, privileges or voting powers of the Series C Preferred Stock; provided however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series C Preferred Stock remains outstanding with the terms thereof materially unchanged or the holders of shares of Series C Preferred Stock receive stock of the successor with substantially identical rights, taking into account that, upon the occurrence of an Event set forth in (ii) above, the Corporation may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Series C Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the Events set forth in (ii) above. In addition, if the holders of shares of the Series C Preferred Stock receive the greater of the full trading price of the Series C Preferred Stock on the date of an Event set forth in (ii) above or the $25.00 per share liquidation preference, plus any accrued and unpaid dividends thereon, of the Series C Preferred Stock pursuant to the occurrence of any of the Events set forth in (ii) above, then such holders shall not have any voting rights with respect to the Events set forth in (ii) above. If any Event set forth in (ii) above would materially and adversely affect the rights, preferences, privileges or voting powers of the Series C Preferred Stock disproportionately relative to other classes or series of Parity Preferred, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series C Preferred Stock, voting separately as a class, will also be required. Without limiting the generality of Section 7(a) hereof, holders of shares of Series C Preferred Stock shall not be entitled to vote with respect to (A) any increase in the total number of authorized shares of Common Stock or Preferred Stock, or (B) any increase in the number of authorized shares of Series C Preferred Stock or the creation or issuance of any other class or series of capital stock, or (C) any increase in the number of authorized shares of any other class or series of capital stock, in each case referred to in clause (A), (B) or (C) above ranking on parity with or junior to the Series C Preferred Stock with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Corporation. Except as set forth in these Articles Supplementary, holders of shares of the Series C Preferred Stock shall not have any voting rights with respect to, and the consent of the holders of shares of the Series C Preferred Stock shall not be required for, the taking of any corporate action, including an Event, regardless of the effect that such corporate action or Event may have upon the powers, preferences, voting powers or other rights or privileges of the Series C Preferred Stock.

(g)	The foregoing voting provisions of this Section 7 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Stock shall have been redeemed or called for redemption upon proper notice pursuant to these Articles Supplementary, and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

(h)	In any matter in which the Series C Preferred Stock may vote (as expressly provided in these Articles Supplementary), each share of Series C Preferred Stock shall be entitled to one vote per $25.00 of liquidation preference.

8.	Conversion. The shares of Series C Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 8.

(a)	Upon the occurrence of a Change of Control, each holder of shares of Series C Preferred Stock shall have the right, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem the Series C Preferred Stock pursuant to the Redemption Right or Special Optional Redemption Right, to convert some or all of the shares of Series C Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series C Preferred Stock to be converted (the “Common Stock Conversion Consideration”), equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the $25.00 liquidation preference per share of Series C Preferred Stock to be converted plus (y) the amount of any accrued and unpaid dividends up to, but excluding, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividends will be included in such sum) by (ii) the Common Stock Price (as defined below) and (B) 15.72327 (the “Share Cap”), subject to the immediately succeeding paragraph.

Anything in these Articles Supplementary to the contrary notwithstanding and except as otherwise required by law, the persons who are the holders of record of shares of Series C Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the Dividend payable on the corresponding Dividend Payment Date notwithstanding the conversion of those shares after such Dividend Record Date and on or prior to such Dividend Payment Date and, in such case, the full amount of such Dividend shall be paid on such Dividend Payment Date to the persons who were the holders of record at the close of business on such Dividend Record Date. Except as provided above, no allowance will be made for unpaid dividends that are not in arrears on the shares of Series C Preferred Stock to be converted.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of the Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to the Common Stock as follows: the adjusted Share Cap as the result of a Share Split shall be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

Subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as described below)) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed  31,446,540 shares of Common Stock (or equivalent Alternative Conversion Consideration, as applicable), subject to proportionate increase to the extent the underwriters’ over-allotment option to purchase additional shares is exercised, not to exceed  36,163,521 shares of Common Stock in total (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustments to the Share Cap and is subject to increase in the event that additional shares of Series C Preferred Stock are issued in the future. In the case of a Change of Control pursuant to which shares of Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of shares of Series C Preferred Stock shall receive upon conversion of such shares of Series C Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to in these Articles Supplementary as the “Conversion Consideration”).

In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of the Common Stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of the shares of the Common Stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

The “Change of Control Conversion Date” shall be a Business Day set forth in the notice of Change of Control provided in accordance with Section 8(c) of these Articles Supplementary that is no fewer than 20 days nor more than 35 days after the date on which the Corporation provides such notice pursuant to Section 8(c) of these Articles Supplementary.

The “Common Stock Price” shall be (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock or (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash (x) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the Common Stock is then traded, or (y) the average of the last quoted bid prices for the Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the Common Stock is not then listed for trading on a U.S. securities exchange.

(b)	No fractional shares of Common Stock shall be issued upon the conversion of Series C Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price. If more than one share of Series C Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series C Preferred Stock so surrendered.

(c)	Within 15 days following the occurrence of a Change of Control, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of the shares of Series C Preferred Stock at their addresses as they appear on the Corporation’s share transfer records and notice shall be provided to the Corporation’s transfer agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any share of Series C Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series C Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem all or any portion of the Series C Preferred Stock, the holder will not be able to convert shares of Series C Preferred Stock designated for redemption and such shares of Series C Preferred Stock shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series C Preferred Stock; (viii) the name and address of the paying agent and the conversion agent; (ix) the procedures that the holders of Series C Preferred Stock must follow to exercise the Change of Control Conversion Right; (x) and the last date on which holders of shares of Series C Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

(d)	The Corporation shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Corporation’s website, in any event prior to the opening of business on the first Business Day following any date on which the Corporation provides notice pursuant to Section 8(c) of these Articles Supplementary to the holders of Series C Preferred Stock.

(e)	In order to exercise the Change of Control Conversion Right, a holder of shares of Series C Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series C Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Corporation’s transfer agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series C Preferred Stock to be converted; and (iii) that the shares of Series C Preferred Stock are to be converted pursuant to the applicable provisions of these Articles Supplementary. Notwithstanding the foregoing, if any shares of Series C Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”), or a similar depositary (each, a “Depositary”), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.

(f)	Holders of shares of the Series C Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Corporation’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series C Preferred Stock; (ii) if certificated shares of Series C Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series C Preferred Stock; and (iii) the number of shares of Series C Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the shares of Series C Preferred Stock are held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.

(g)	Shares of Series C Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem such shares of Series C Preferred Stock, whether pursuant to its Redemption Right or Special Optional Redemption Right. If the Corporation elects to redeem shares of Series C Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series C Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid dividends thereon up to, but excluding, the redemption date.

(h)	The Corporation shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of Common Stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

(i)	Notwithstanding anything to the contrary contained in these Articles Supplementary, no holder of shares of Series C Preferred Stock will be entitled to convert such shares of Series C Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause the holder of such shares of Common Stock (or any other person) to have actual ownership, Beneficial Ownership or Constructive Ownership (each as defined in Article VI of the Charter) in excess of the Aggregate Stock Ownership Limit (as defined in Article VI of the Charter) or such other limit as permitted by the Board of Directors or a committee thereof pursuant to Section 6.2.7 of the Charter.

9.	Effect of Benchmark Transition Event.

(a)	If the Calculation Agent (which may be the Corporation) determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any Floating Rate Dividend Period during the Floating Rate Period, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Series C Preferred Stock during such Floating Rate Dividend Period and all subsequent Floating Rate Dividend Periods. In connection with the implementation of a Benchmark Replacement, the Calculation Agent will have the right to make Benchmark Replacement Conforming Changes from time to time.

As used herein:

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if (i) the Calculation Agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (ii) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR will be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:

(1)	Compounded SOFR;

(2)	the sum of: (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(3)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

(4)	the sum of: (a) the alternate rate that has been selected by the Calculation Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time, and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:

(1)	the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)	the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Calculation Agent, giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative, or operational changes (including, without limitation, changes to the definition of “Floating Rate Dividend Period,” timing and frequency of determining rates with respect to each Floating Rate Dividend Period and making payments of dividends, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent determines may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Calculation Agent determines that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Calculation Agent determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)	in the case of clause (1) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;

(2)	in the case of clause (2) or (3) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(3)	in the case of clause (4) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)	if the Benchmark is Three-Month Term SOFR, the Corporation determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;

(2)	a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(4)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Calculation Agent in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:

(2)	if, and to the extent that, the Calculation Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Calculation Agent giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate securities at such time.

For the avoidance of doubt, the calculation of Compounded SOFR will exclude the Benchmark Replacement Adjustment and the spread specified above.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined by the Calculation Agent for the Corresponding Tenor by interpolating on a linear basis between: (i) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and (ii) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor.

“ISDA Definitions” means the 2006 ISDA Definitions published by ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

The terms “FRBNY’s Website,” “Reference Time,” “Relevant Governmental Body,” “SOFR” and “Term SOFR” have the meanings set forth Section 3(a) of these Articles Supplementary.

10.	Determinations and Decisions.

(a)	The Calculation Agent (which may be the Corporation) is expressly authorized to make certain determinations, decisions, and elections under the terms of the Series C Preferred Stock, including with respect to the use of Three-Month Term SOFR as the Benchmark for the Floating Rate Period and under the Benchmark transition provisions in Section 9 of these Articles Supplementary. Any determination, decision, or election that may be made by the Corporation or by the Calculation Agent under the terms of the Series C Preferred Stock, including any determination with respect to a tenor, rate, or adjustment or of the occurrence or non-occurrence of an event, circumstance, or date and any decision to take or refrain from taking any action or any selection:

(A)	will be conclusive and binding on the holders of the Series C Preferred Stock, the Corporation (if the Corporation is not also the Calculation Agent) and the transfer agent absent manifest error;

(B)	if made by the Corporation as Calculation Agent, will be made in the Corporation’s sole discretion;

(C)	if made by a Calculation Agent other than the Corporation, will be made after consultation with the Corporation, and the Calculation Agent will not make any such determination, decision, or election to which the Corporation reasonably objects; and

(D)	notwithstanding anything to the contrary in this Articles Supplementary, shall become effective without consent from the holders of the Series C Preferred Stock or any other party.

(E)	If the Calculation Agent (if not the Corporation) fails to make any determination, decision, or election that it is required to make under the terms of the Series C Preferred Stock, then the Corporation will make such determination, decision, or election on the same basis as described above.

11.	Calculation Agent. The Corporation will appoint a calculation agent for the Series C Preferred Stock (which may be the Corporation or an affiliate of the Corporation) prior to the commencement of the Floating Rate Period and the calculation agent as may be determined by the Corporation from time to time for the Series C Preferred Stock is referred to herein as the “Calculation Agent”. The Corporation will act as the initial Calculation Agent.

12.	Restrictions on Ownership and Transfer to Preserve Tax Benefit. The Series C Preferred Stock constitutes Capital Stock (as defined in Article VI of the Charter) and, as such, is subject to the provisions of Article VI of the Charter applicable to Capital Stock.

13.	No Conversion Rights. The shares of Series C Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Corporation or any other entity, except as otherwise provided in these Articles Supplementary.

14.	Record Holders. The Corporation and its transfer agent may deem and treat the record holder of any share of Series C Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor its transfer agent shall be affected by any notice to the contrary.

15.	No Maturity or Sinking Fund. The Series C Preferred Stock has no stated maturity date, and no sinking fund has been established for the retirement or redemption of Series C Preferred Stock; provided, however, that the shares of Series C Preferred Stock owned by a stockholder in excess of the Aggregate Stock Ownership Limit shall be subject to the provisions of Section 5 of these Articles Supplementary and Article VI of the Charter.

16.	Exclusion of Other Rights. The Series C Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Charter and these Articles Supplementary.

17.	Headings of Subdivisions. The headings of the various subdivisions of these Articles Supplementary are for convenience of reference only and shall not affect the interpretation of any of the provisions of these Articles Supplementary.

18.	Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series C Preferred Stock set forth in the Charter and these Articles Supplementary are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series C Preferred Stock set forth in the Charter which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series C Preferred Stock set forth in these Articles Supplementary shall be deemed dependent upon any other provision thereof unless so expressed therein.

19.	No Preemptive Rights. No holder of shares of Series C Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of capital stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of capital stock of the Corporation.

SECOND:	The Series C Preferred Stock has been classified and designated by the Board of Directors under the authority contained in the Charter.

THIRD:	These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law. The Board of Directors has by resolution authorized the Principal Financial Officer and Principal Accounting Officer of the Corporation to attest these Articles Supplementary.

FOURTH:	These Articles Supplementary shall be effective at the time the Department accepts these Articles Supplementary for record.

FIFTH:	The undersigned Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer of the Corporation acknowledges that, to the best of the undersigned’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows.]

IN WITNESS WHEREOF, Rithm Property Trust Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Principal Financial Officer and Principal Accounting Officer on March 3, 2025.

RITHM PROPERTY TRUST INC.

By:	/s/ Michael Nierenberg
Name:	Michael Nierenberg
Title:	Chief Executive Officer

ATTEST:

By:	/s/ Mary Doyle

Name: Mary Doyle

Title: Principal Financial Officer and

Principal Accounting Officer

[Signature Page to Rithm Property Trust Inc. Articles Supplementary (Series C Preferred Stock)]